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                                                                   EXHIBIT 10.09

                     AMENDMENT NO. FOUR TO CREDIT AGREEMENT

        This Amendment No. Four to Credit Agreement (this "Amendment") dated as of October 20, 2000, is entered into between Reliance Steel & Aluminum Co. ("Borrower") and Bank of America, N.A., formerly Bank of America National Trust and Savings Association ("Bank").

                                    RECITALS

        A. The Bank and Borrower are parties to a certain Credit Agreement dated as of October 22, 1997, as modified by amendments dated as of April 16, 1998, September 8, 1998, and September 21, 1998 (as amended, the "Agreement").

        B. The Bank and Borrower desire to amend the Agreement for the purpose of, among other things, reinstating the facility for cash advances under Section 2 of the Agreement in the increased commitment amount of $50,000,000.

                                    AGREEMENT

        1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Agreement.

        2. Amendments. The Agreement is hereby amended as follows:

               2.1 The definitions of "Loan Commitment," "Loan Maturity Date," and "Applicable Amount" in Section 1.1 of the Agreement are amended in full to read as follows:

                      "'Loan Commitment' means, for the Bank, the amount of $50,000,000.

                      "'Loan Maturity Date' means the earlier of April 20, 2001 or the date, as determined by Bank, on which documentation for a $400,000,000 syndicated credit facility for Borrower, as described in the Engagement Letter dated September 29, 2000 from Banc of America Securities LLC to Borrower, is fully executed and all conditions to the lenders' obligation to extend credit thereunder have been met or waived in writing by such lenders.

                      "'Applicable Amount' means, for any Pricing Period, the per annum amounts set forth below under Applicable Amount opposite the applicable Pricing Level; provided, however, that until the Bank's receipt of the second quarterly Compliance Certificate after the Closing Date required under Section 6.2(a), such interest rates, fees and commissions shall be those indicated for Pricing Level 3:


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
                                             Applicable Amount
                                        (in basis points per annum)
               ---------------------------------------------------------------------------
                                          Offshore Rate +
                           -----------------------------------------------
                Standby    From and including the            From and
                Letters      date hereof to and           including 1/1/01
Pricing Level  of Credit     including 12/31/00            and thereafter      Base Rate +
-------------  ---------   -----------------------        -----------------    -----------
      1          27.50             37.5                         87.5                0
      2          32.50             37.5                         87.5                0
      3          37.50             37.5                         87.5                0
      4          45.00             37.5                         87.5                0
      5          62.50             37.5                         87.5                0"

               2.2 Schedule 5.16 attached to the Agreement is amended to read as set forth on Schedule 5.16 attached hereto.

        3. Fee. Concurrently with the execution of this Amendment, Borrower will pay to Bank a structuring and advisory fee equal to $187,500, representing three-eighths percent (0.375%) of the Loan Commitment. Upon the closing of the $400,000,000 syndicated credit facility as described in the Engagement Letter dated September 29, 2000 from Banc of America Securities LLC to Borrower, Bank will credit $62,500 of this fee, representing one-eighth percent (0.125%) of the Loan Commitment, against the structuring and advisory fee owing to Banc of America Securities LLC in connection with the $400,000,000 syndicated credit facility.

        4. Representations and Warranties. Borrower represents and warrants to the Bank that: (a) there is no event which is, or with notice or lapse of time or both would be, a default under the Agreement, (b) the representations and warranties in the Agreement are true as of the date of this Amendment as if made on the date of this Amendment, except with respect to the Schedule 5.16, a revised copy of which is attached to this Amendment, (c) this Amendment is within Borrower's powers, has been duly authorized, and does not conflict with any of Borrower's organizational papers, and (d) this Amendment does not conflict with any law, agreement, or obligation by which Borrower is bound.

        5. Conditions. This Amendment will be effective when the Bank receives the following items, in form and content acceptable to the Bank:

               5.1 A duly executed counterpart of this Amendment signed by Borrower and the Bank.

               5.2 A copy of resolutions adopted by Borrower's board of directors authorizing the obligations to be incurred by Borrower under the Agreement, as modified by this Amendment, duly certified by a Responsible Officer of Borrower.


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               5.3 A reaffirmation of the Master Subsidiary Guaranty, executed by each guarantor thereunder.

               5.4 A copy of resolutions adopted by the board of directors of each guarantor under the Master Subsidiary Guaranty authorizing the obligations thereunder as increased under the terms of this Amendment, duly certified by a Responsible Officer of each such guarantor.

               5.5 The fee provided in Paragraph 3 above.

        6. Effect of Amendment. Except as provided in this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect.

        7. Counterparts. This Amendment may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

        This Amendment is executed as of the date first above written.

                                 RELIANCE STEEL & ALUMINUM CO., a
                                 California corporation

                                 By:  /s/ Karla McDowell
                                      ------------------------------------------
                                          Karla R. McDowell

                                 Title:   Senior Vice President and
                                          Chief Financial Officer


                                 BANK OF AMERICA, N.A.

                                 By:  /s/ Paul F. Sutherlen
                                      ------------------------------------------
                                          Paul F. Sutherlen

                                 Title:   Senior Vice President


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